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                                                                 Exhibit (9)(12)

                     CONSULTING GROUP CAPITAL MARKETS FUNDS
                                AMENDMENT NO. 11
                                       TO
                             MASTER TRUST AGREEMENT

         AMENDMENT NO. 11 (the "Amendment") to the Master Trust Agreement dated April 12, 1991 (the "Agreement") of Consulting Group Capital Markets Funds (the "Trust"), made as of the 28th day of March, 2002.

                                   WITNESSETH:

         WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, (the "1940 Act") by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

         WHEREAS, the Trustees have the authority under Article IV, Section 4.2(d) of the Agreement to authorize the liquidation of any particular Sub-Trust (as defined in the Agreement) of the Trust, subject to the approval of a majority of the outstanding voting Shares, as defined in the Agreement, of that Sub-Trust, as defined in the 1940 Act; and

         WHEREAS, on February 25, 2002, by unanimous written consent, the Trustees voted to authorize the liquidation of Global Sciences and Technology Investments (the "Fund"), a Sub-Trust of the Trust; and effective upon such liquidation, to abolish the Fund in accordance with Section 4.1 of the Agreement; and

         WHEREAS, Article V, Section 5.5 of the Agreement provides that any action taken by shareholders may be taken without a meeting, if a majority of shareholders entitled to vote on the matter consent to the action in writing; and

         WHEREAS, on February 25, 2002, the majority shareholder of the Fund consented in writing to the liquidation and abolishment of the Fund; and

         WHEREAS, on March 28, 2002, Global Sciences and Technology Investments was liquidated; and

         WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 11 to the Agreement; and

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:



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         "Section 4.2 Establishment and Designation of Sub-Trusts. Without
  limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following Sub-Trusts: Balanced Investments, Emerging Markets Equity Investments, Government Money Investments, High Yield Investments, Intermediate Fixed Income Investments, International Equity Investments, International Fixed Income Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Long-Term Bond Investments, Mortgage Backed Investments, Municipal Bond Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, Multi-Strategy Market Neutral Investments, Multi-Sector Fixed Income Investments and S&P 500 Index Investments. The shares of such Sub-Trusts and any shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences."

         The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

         IN WITNESS WHEREOF, the undersigned has hereto set her hands as of the day and year first above written.

                                    CONSULTING GROUP CAPITAL MARKETS FUNDS

                                    By:_________________________________________
                                    Name: Barbara J. Allen
                                    Title:   Assistant Secretary